FOR IMMEDIATE RELEASE

July 8, 1999

Contact:   Bob Stickler 704-386-8465

BANK OF AMERICA COMPLETES STERLING OFFERING

London, July 8, 1999 - Bank of America Corporation announced today that it has completed its previously announced sterling offering of 300 million pounds ($474 million equivalent) in floating-rate notes distributed primarily in Europe.

The five-year notes bear interest at the sterling London Interbank Offered Rate (LIBOR) plus a margin of 3/16 percent per annum. Interest is payable quarterly on the 8th of January, April, July and October, beginning on October 8, 1999. The notes mature on July 8, 2004.

Bank of America International Limited was the lead manager of the offering. Co-lead managers were Barclays Capital, Deutsche Bank, Lehman Brothers and Merrill Lynch International, and co-managers were Royal Bank of Scotland plc and Warburg Dillon Read.

The issue was not registered with the U.S. Securities and Exchange Commission and was offered exclusively to investors outside the United States. Proceeds will be used for general corporate purposes.

Bank of America Corporation, with $614 billion in total assets, is the parent of the largest bank in the United States.

                               www.bankofamerica.com